Exhibit 5.1

Sheppard, Mullin, Richter & Hampton LLP 12275 El Camino Real, Suite 100 San Diego, CA 92130 www.sheppard.com

August 26, 2026

Daré Bioscience, Inc.

Attn: Board of Directors

3655 Nobel Drive, Suite 260

San Diego, CA 92122.

Re: Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as counsel to Daré Bioscience, Inc., a Delaware corporation (the “Company”), in connection with the filing with the U.S. Securities and Exchange Commission (the “Commission”) on or about the date hereof of a registration statement on Form S-1 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”). The Registration Statement registers the resale of up to 8,934,345 shares (the “Shares”) of the Company’s common stock, par value $0.0001 per share (“Common Stock”), by the selling stockholders (the “Selling Stockholders”) identified in the Registration Statement. The Shares consist of (i) up to 8,759,162 shares of Common Stock issuable upon exercise of Series A warrants and Series B warrants (collectively, the “Common Warrants”), including any shares of Common Stock issuable upon exercise of any pre-funded warrants issuable upon exercise of the Series B warrants, and (ii) up to 175,183 shares of Common Stock issuable upon exercise of warrants issued to the placement agent and its designees in connection with the issuance of the Common Warrants (the “Placement Agent Warrants” and, together with the Common Warrants, the “Warrants”). The Common Warrants were issued by the Company pursuant to that certain Securities Purchase Agreement, dated August 14, 2026, by and among the Company and the investors named therein (the “Purchase Agreement”), and the Placement Agent Warrants were issued by the Company pursuant to that certain Placement Agency Agreement, dated August 14, 2026, between the Company and Ladenburg Thalmann & Co. Inc. (together with the Purchase Agreement, the “Agreements”).

This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act. It is understood that this opinion is to be used only in connection with the offer and sale of the Shares while the Registration Statement is effective under the Act.

In connection with this opinion letter, we have examined and relied upon originals or copies, certified or otherwise identified to our satisfaction, of the Registration Statement and the Prospectus, the Company’s certificate of incorporation and bylaws, each as currently in effect, the Agreements, the Warrants, and such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed: the genuineness of all signatures, including endorsements; the legal capacity and competency of all natural persons; the authenticity of all documents submitted to us as originals; the conformity to originals of all documents submitted to us as copies, including facsimile, electronic, certified or photostatic copies; the authenticity of the originals of all documents submitted to us as copies; the accuracy, completeness and authenticity of certificates of public officials; and the due authorization, execution and delivery of all documents by all persons other than the Company where authorization, execution and delivery are prerequisites to the effectiveness thereof. As to any facts relevant to the opinions stated herein that we did not independently establish or verify, we relied upon statements and representations of officers and other representatives of the Company and others and of public officials and have not independently verified such facts.

Based upon the foregoing and subject to the qualifications and assumptions stated herein, we are of the opinion that the Shares, when issued and delivered upon exercise of the Warrants in accordance with their respective terms, will be validly issued, fully paid and non-assessable.

In rendering the foregoing opinion, we assumed that (i) the Company will comply with all applicable notice requirements regarding uncertificated shares provided in the General Corporation Law of the State of Delaware (the “DGCL”), (ii) the Warrants will be exercised in accordance with their respective terms, including, in the case of a cash exercise, payment in full of the applicable exercise price, (iii) in the case of a cash exercise, the exercise price per share will equal or exceed the par value of the Common Stock, and (iv) upon the issuance of any Shares, the total number of shares of Common Stock issued and outstanding will not exceed the total number of shares of Common Stock the Company is then authorized to issue under its certificate of incorporation. We express no opinion to the extent that future issuances of securities of the Company, anti-dilution adjustments to outstanding securities of the Company and/or other matters cause the number of shares of Common Stock issuable under the Warrants to be more than the number of shares of Common Stock available for issuance by the Company.

The opinion which we render herein is expressly limited solely to those matters governed by the DGCL and is based on the DGCL as in effect on the date hereof. We express no opinion to the extent that any other laws are applicable to the subject matter hereof and we express no opinion and provide no assurance with respect to any other laws or as to compliance with any federal or state securities law, rule or regulation or as to any matter pertaining to the contents of the Registration Statement or the Prospectus, other than as expressly stated herein with respect to the issue of the Shares.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement. We also hereby consent to the reference to our firm in the “Legal Matters” section in the Prospectus. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the General Rules and Regulations under the Act.

This opinion letter is rendered as of the date first written above and we disclaim any obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinion expressed herein. Our opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company, the Shares or any other agreements or transactions that may be related thereto or contemplated thereby. We are expressing no opinion as to any obligations that parties other than the Company may have under or in respect of the Shares, or as to the effect that their performance of such obligations may have upon any of the matters referred to above. No opinion may be implied or inferred beyond the opinion expressly stated above.

Respectfully,

/s/ Sheppard, Mullin, Richter & Hampton LLP

Sheppard, Mullin, Richter & Hampton LLP